SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                      NETWORK EQUIPMENT TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|_|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------

      2.    Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------

      4.    Proposed maximum aggregate value transaction:

            --------------------------------------------------------------------

      5.    Total fee paid:

            --------------------------------------------------------------------

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

            --------------------------------------------------------------------

      2.    Form, Schedule or Registration Statement No.:

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      3.    Filing Party:

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      4.    Date Filed:

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

                                     [LOGO]
                            6530 Paseo Padre Parkway
                            Fremont, California 94555

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 August 8, 2000

TO THE STOCKHOLDERS:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Network Equipment Technologies, Inc., doing business as net.com, a Delaware corporation, will be held on Tuesday, August 8, 2000, at 10:00 a.m., local time, at the principal offices of net.com, 6530 Paseo Padre Parkway, Fremont, California, for the following purposes:

      1. To elect Walter J. Gill and Hubert A. J. Whyte as Class I Directors to serve for the term specified in the accompanying Proxy Statement and until their successors are elected and qualified.

      2. To ratify the appointment of Deloitte & Touche LLP as independent public accountants of net.com for the fiscal year ending March 31, 2001.

      3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      Only stockholders of record at the close of business on June 9, 2000 are entitled to notice of and to vote at the Meeting and at any continuation or adjournment of the Meeting.

                                       By order of the Board of Directors,


                                       /s/ HUBERT A.J. WHYTE

                                       HUBERT A.J. WHYTE
                                       President and Chief Executive Officer
Fremont, California
July 10, 2000

      ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE, SIGN, AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

                                     [LOGO]
                            6530 Paseo Padre Parkway
                            Fremont, California 94555

                                 PROXY STATEMENT

                     For the Annual Meeting of Stockholders
                                   To Be Held
                                 August 8, 2000

      The enclosed Proxy is solicited by the Board of Directors of Network Equipment Technologies, Inc., doing business as net.com, a Delaware corporation, for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. on August 8, 2000 (the "Annual Meeting" or "Meeting"), at the principal offices of net.com located at 6530 Paseo Padre Parkway, Fremont, California 94555 and at any postponement or adjournment of this Meeting. Stockholders of record on June 9, 2000 will be entitled to notice of and to vote at the Annual Meeting.

      net.com intends to mail this Proxy Statement and accompanying Proxy Card (the "Proxy"), together with the Annual Report to stockholders, on approximately July 13, 2000. On June 9, 2000, there were outstanding and entitled to vote 21,539,584 shares of the Common Stock of net.com ("Common Stock").

Voting

      By properly marking, dating, signing and returning the enclosed Proxy Card, the shares represented on the card will be voted at the Annual Meeting in accordance with the instructions of the stockholder. Each stockholder is entitled to one (1) vote for each share of Common Stock held by such stockholder. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted in determining whether a quorum is present at the Annual Meeting. For purposes of determining whether a proposal has been approved or not, however, abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted toward the tabulation of votes.

      Any person giving a Proxy has the power to revoke it at any time before its exercise at the Annual Meeting by delivering to the Secretary of net.com at 6530 Paseo Padre Parkway, Fremont, California 94555, a written revocation or a duly executed Proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation

      net.com will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy and any additional soliciting materials furnished to stockholders. net.com does not presently intend to solicit Proxies other than by mail. net.com reserves the right to have an outside solicitor conduct the solicitation of Proxies and to pay the solicitor for its services.

--------------------------------------------------------------------------------

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

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Election of Directors

      The Certificate of Incorporation of net.com provides for a classified Board of Directors. The Board is divided into three classes, designated as Class I, Class II and Class III. The respective current terms for each of these three classes expire at the 2000, 2001 and 2002 Annual Meetings of Stockholders. Under the Bylaws of net.com, the Board may consist of between five and eight Directors, the exact number of Directors to be determined by the Board within the specified limits. The number of Directors is currently set at seven.

      The nominees for Class I Directors are Messrs. Gill and Whyte. They have agreed to serve if elected, and management has no reason to believe that Messrs. Gill and Whyte will be unable to serve. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them for Messrs. Gill and Whyte. The candidates receiving the majority of the votes of the shares entitled to vote at the Annual Meeting will be elected Class I Directors of net.com. The recipients of the majority of the votes will hold office until the Annual Meeting of Stockholders in the year 2003 and until a successor, if any, is elected or appointed, or until death, resignation or removal.

Directors

      Set forth below is information regarding the Directors of net.com, including nominees for Director, Messrs. Gill and Whyte.

                                                               Class and
                                                 Director    Year Current
      Name of Nominee                     Age     Since      Term Expires
      ---------------                     ---     -----      ------------

      Walter J. Gill ...............      65      1991       Class I-2000*
      Hubert A.J. Whyte ............      49      1999       Class I-2000*

      Name of Incumbent
      -----------------

      Dixon R. Doll ................      57      1984       Class II-2001
      James K. Dutton ..............      67      1995       Class III-2002
      George M. Scalise ............      66      1997       Class III-2002
      Peter  Sommerer ..............      51      2000       Class II-2001
      Hans A. Wolf .................      71      1992       Class II-2001

----------
* Upon re-election, their terms will expire in 2003.

      Dixon R. Doll has been a Director of net.com since April 1984. In December 1996, he founded Doll Capital Management, a private venture capital firm that invests in entrepreneurial companies in the information technology and communications markets, where he serves as Managing General Partner. From September 1994 to December 1996, Dr. Doll was actively engaged in venture capital activities as a private investor. From September 1985 to September 1994, Dr. Doll was a partner of Accel Partners, a private venture capital firm. Dr. Doll holds a Bachelor of Science degree in electrical engineering from Kansas State University and Master of Science and Ph.D. degrees in electrical engineering from the University of Michigan. Dr. Doll is also a Director of About.com and Zamba, Inc., both of which are public companies, and of several private companies.

      James K. Dutton has been a Director of net.com since October 1995. He is a retired business executive. Currently Mr. Dutton serves as a Director of ECCS, Inc., a public company. He was also a director of Caere Corporation, a public company, until it was acquired in March 2000.

      Walter J. Gill, a founder of net.com, has served as a Director since January 1991. From 1983 until October 1994 when he retired from his full-time management position, he served as Vice President and Chief Technology Officer. He has also held several senior management positions within net.com, including Vice President and General Manager, Private Network Division, and Chief Technical Officer from April 1987 to February 1988, and Vice President, Engineering from July 1983 until April 1987.

      George M. Scalise has served as a Director of net.com since October 1997. In June 1997, he became President of the Semiconductor Industry Association after having served as Executive Vice President at Apple Computer. From 1991 to 1996, Mr. Scalise was at National Semiconductor Corporation where he served as Executive Vice President and Chief Administrative Officer. Prior to that, he was President and Chief Executive Officer of Maxtor Corporation, and served in senior executive capacities at Advanced Micro Devices, Fairchild Semiconductor and Motorola Semiconductor. Mr. Scalise is also a Director of Cadence Design Systems, Inc. He has served on several other corporate, association and community boards.

      Peter Sommerer has served as a Director of net.com since April 2000. He is the founder and currently the Chairman of Coventus, an internet-based service for business travelers based in Ontario, Canada. Most recently Mr. Sommerer was Executive Chairman and founder of Vienna Systems, a leading vendor of voice over IP products. Vienna was acquired by Nokia in 1998. In the early 1990's Mr. Sommerer was Vice Chairman, President and Chief Operating Officer of Newbridge Networks, spearheading its emergence as a world premier networking company. Prior to Newbridge, Mr. Sommerer served in a number of technical, administrative and general management roles at Mitel Corporation and ITT Austria, now part of Alcatel.

      Hubert A.J. Whyte has served as a Director of net.com since June 1, 1999, when he joined net.com as its President and Chief Executive Officer. From 1994 until he joined net.com, Mr. Whyte served as President and CEO of Advanced Computer Communications (ACC), where he created a new vision and strategy for the company, successfully restructured the organization and almost doubled annual revenues before initiating the acquisition of ACC by Ericsson for approximately $290 million. Prior to joining ACC, Mr. Whyte served as Vice President and General Manager of the Access Products unit of Newbridge Networks Corporation. Earlier in his career, Mr. Whyte gained industry experience with British Telecom, Ericsson, Shell Oil, Business Intelligence Services, Mitel and Siemens.

      Hans A. Wolf has served as a Director of net.com since August 1992. On December 31, 1992 Mr. Wolf retired as Vice Chairman of the Board of Syntex Corporation, a worldwide pharmaceutical company, and later in December 1993 he retired from the Syntex Board of Directors. He headed several of Syntex's business units and served as Chief Administrative Officer from 1975 until his retirement. Previously, Mr. Wolf spent 20 years at Texas Instruments where he held a number of positions, including Vice President and Treasurer. Mr. Wolf is Chairman of the Board of Tab Products Co., Inc., which is a public company.

Stock Ownership of Five Percent Stockholders, Directors, and Executive Officers

      The following table sets forth certain information as of June 1, 2000 (except as otherwise noted), regarding ownership of net.com's Common Stock by
(i) each person known by net.com to be the beneficial owner of five percent (5%) or more of net.com's Common Stock, (ii) each Director and nominee, (iii) each current Executive Officer of net.com who is also named in the Summary Compensation Table ("Named Executive Officer"), and (iv) all Executive Officers, including those not named in the Summary Compensation Table, and Directors of net.com as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

 Five Percent (5%) Stockholders,                                  Approximate
   Directors, Named Executive                                    Percentage of
   Officers, and all Directors                    Number of       Outstanding
and Executive Officers as a Group                   Shares           Shares
---------------------------------                   ------           ------

State of Wisconsin Investment Board (1) .........  2,788,400         12.95%
121 East Wilson Street
Madison, WI  53707

R. Eliot King & Associates (1) ..................  2,051,025          9.52%
3000 Sand Hill Road, Building 2, Suite 245
Menlo Park, CA  94025-7195

Heartland Advisors, Inc. (1) ....................  1,703,500          7.91%
790 North Milwaukee Street
Milwaukee, WI  53202

Dimensional Fund Advisors, Inc. (1) .............  1,586,950          7.37%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401

John Batty ......................................      1,221           *

Dixon R. Doll ...................................    201,792           *

James K. Dutton (3) .............................     41,109           *

Craig W. Forbes (4) .............................     11,759           *

Walter J. Gill (5) ..............................     85,000           *

Hans Kramer (6) .................................     32,072           *

Raymond E. Peverell (7) .........................    132,562           *

George M. Scalise (8) ...........................     12,498           *

Hubert A.J. Whyte (9) ...........................     94,791           *

Hans A. Wolf (10) ...............................     87,495           *

All Executive Officers and Directors as a
group as of June 1, 2000 (eleven persons) (11) ..    708,485          3.2%

* Represents less than 1% of the outstanding shares.

----------
(1) This information was acquired through an investment research firm from publicly available information filed with the Securities and Exchange Commission ("SEC") as of March 2000. Based on these filings, net.com believes that: the State of Wisconsin Investment Board has sole voting and dispositive power with respect to all of the shares shown opposite its name; R. Eliot King & Associates, Inc. has shared voting and dispositive power with respect to all of the shares shown opposite its name; Heartland Advisors, Inc. has sole voting and dispositive power with respect to all of the shares shown opposite its name; and Dimensional Fund Advisors, Inc. has sole voting and dispositive power with respect to all of the shares shown opposite its name. net.com has not independently verified the accuracy of this information.
(2) Includes the following shares as to which Dr. Doll disclaims beneficial ownership: 200 shares owned by a son and 4,800 shares owned by International Synergies, Ltd., a corporation in which Dr. Doll has a beneficial interest. Includes 114,995 shares issuable within 60 days of June 1, 2000, upon exercise of outstanding options.
(3) Includes 37,109 shares issuable within 60 days of June 1, 2000, upon exercise of outstanding options.

(4) Includes 8,872 shares issuable within 60 days of June 1, 2000, upon exercise of outstanding options.
(5) Includes 10,000 shares issuable within 60 days of June 1, 2000, upon exercise of outstanding options.
(6) Includes 29,543 shares issuable within 60 days of June 1, 2000, upon exercise of outstanding options
(7) Includes 126,562 shares issuable within 60 days of June 1, 2000, upon exercise of outstanding options.
(8) Includes 11,498 shares issuable within 60 days of June 1, 2000, upon exercise of outstanding options.
(9) Includes 94,791 shares issuable within 60 days of June 1, 2000, upon exercise of outstanding options.
(10) Includes 86,995 shares issuable within 60 days of June 1, 2000, upon exercise of outstanding options.
(11) See notes (2) through (10) above. Includes executive officers not named in the Summary Compensation Table. Includes 528,551 shares issuable within 60 days of June 1, 2000, upon exercise of outstanding options.

Board Committees, Meetings, and Remuneration

      There are currently two committees of the Board: the Audit Committee and the Compensation Committee ("Committees" or "Committee"). Compensation is paid and stock options are granted to members of the Audit and Compensation Committees, all of whom are non-employee Directors. Audit Committee members are Messrs. Doll, Dutton and Wolf. Compensation Committee members are Messrs. Doll, Dutton and Scalise.

      The functions of the Audit Committee include reviewing the audit plan and results of each audit with the independent accountants, and reviewing with management the scope and quality of internal accounting and financial reporting controls in effect. The functions of the Compensation Committee include determining remuneration for Executive Officers and Directors, and administering net.com's stock plans and variable compensation programs.

      During the fiscal year ended March 31, 2000 ("Fiscal Year 2000"), the Board of Directors held ten meetings, the Audit Committee held four meetings, and the Compensation Committee held four meetings. Each Director attended 75% or more of the aggregated total number of meetings of the Board of Directors and the aggregated total number of meetings of the Committees on which he served during the fiscal year. There are no family relationships among Executive Officers and/or Directors of net.com.

      Each non-employee Board member receives $18,000 per year as compensation for his annual Board service. In addition, each non-employee Board member receives $1,000 for attendance at each meeting of the Board and $1,000 for attendance at a meeting of any standing Committee of the Board for which compensation is paid and on which the Director serves. Committee chairmen receive a total fee of $2,000 for attending a meeting of their Committee. The Chairman of the Board receives $1,000 per Board meeting attended and $3,000 per month for services rendered. Non-employee Directors are eligible for reimbursement of expenses for attending Board of Directors meetings or for attending any Committee meetings. net.com entered into an Employment Agreement with Walter J. Gill in October 1994. Until October 1999, when the employment agreement expired, Mr. Gill provided services to net.com for up to an average of 20 hours per month, for which he was compensated $3,230 per month. During the term of the Employment Agreement, Mr. Gill received employee medical, dental, group life and disability insurance coverages and his employee stock options continued to vest. He did not, however, accrue vacation, holiday, or sick leave. Nor did he receive non-employee Board member compensation or stock options under the Automatic Option Grant Program of net.com's 1993 Stock Option Plan. As of the expiration of the employment agreement, Mr. Gill now serves as a non-employee Board member and is compensated accordingly.

      Non-employee Directors are eligible to participate in the Automatic Option Grant Program ("Automatic Grant Program" or "Program") of the 1993 Stock Option Plan. This Program authorizes the granting of options to non-employee members of the Board. At each Annual Meeting, each non-employee Board member who is first elected or re-elected at that Meeting is automatically granted an option to purchase 12,000 shares of Common Stock. Each non-employee Board member who is first elected or appointed other than on the date of an Annual Meeting is granted an option to purchase shares of Common Stock ("share options") in an amount prorated based on months of service. The Chairman of the Board receives an annual grant of an additional 4,000 share options. Each non-employee Board member who serves on the Audit or Compensation Committee is automatically granted 4,000 share options annually for each Committee on which he serves. An additional annual grant of 4,000 share options is made to the Chairmen of the Audit and/or Compensation Committees. A prorated number of shares is awarded to each non-employee Board member who is first appointed to either the Audit or Compensation Committee or to the chairmanship of either of these Committees other than on the date of an Annual Meeting. The option price per share for each automatic grant is the fair market value per share of Common Stock on the date of grant, and is payable in cash or shares of Common Stock or through a cashless exercise procedure.

      Automatic option grants become exercisable as follows: one-third of the share options are exercisable beginning one year after the grant date and the remainder of the share options are exercisable in monthly installments over 24 months following the grant date, provided the optionee remains a member of the Board. Share options granted to Directors who have served for at least three years as non-employee Board members and who are at least age 65 at the time of retirement from the Board become fully exercisable on the date Board service ends and remain exercisable until the expiration or sooner termination of the applicable option agreement.

      Share options become exercisable immediately upon the occurrence of a Corporate Transaction and Change in Control (as such terms are defined in the 1993 Stock Option Plan). Also, each share option will be automatically cancelled upon the occurrence of a Hostile Take-Over (as defined in the 1993 Stock Option
Plan), whether or not the option is then exercisable; in return, the optionee will be entitled to a cash distribution as provided in the 1993 Stock Option Plan.

      If a non-employee Board member or retired Board member dies, options exercisable at the time of death may subsequently be exercised by the personal representative of the optionee's estate or by the person(s) to whom such options are transferred by either the optionee's will or the laws of inheritance, provided that any exercise must be within 12 months of the optionee's death.

      Pursuant to a policy adopted by the Board in 1992, non-employee Directors first elected to the Board after the 1992 Annual Meeting must retire at age 72. All other non-employee Directors must retire at age 75.

--------------------------------------------------------------------------------

         PROPOSAL NO. 2 - RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

--------------------------------------------------------------------------------

      net.com is asking the stockholders to ratify the selection of Deloitte & Touche LLP as net.com's independent public accountants for the fiscal year ending March 31, 2001. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

      In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interest of net.com and its stockholders.

      Deloitte & Touche LLP has audited net.com's financial statements since inception. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

      The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP to serve as net.com's independent accounting firm for the fiscal year ending March 31, 2001.

--------------------------------------------------------------------------------

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

--------------------------------------------------------------------------------

Summary of Cash and Certain Other Compensation

      The following table sets forth the compensation earned by net.com's Chief Executive Officer, former Chief Executive Officer and each of net.com's six (6) other most highly compensated Executive Officers during fiscal 2000 (the "Named Executive Officers"), four of whom were employed with net.com on March 31, 2000 and two of whom were not, for services rendered in all capacities to net.com for each of the last three (3) fiscal years.

                           SUMMARY COMPENSATION TABLE

                                              Annual Compensation                            Long-Term Compensation
                                              -------------------                            ----------------------

                                                                               Restricted    Securities                     All
     Name and              Fiscal   Salary                      Other Annual      Stock      Underlying     LTIP           Other
Principal Position          Year    ($)(1)        Bonus ($)       Comp. ($)   Awards ($)(2)  Options (#)  Payouts($)       Comp.
------------------          ----    ------        ---------       ---------   -------------  -----------  ----------       -----
Hubert A.J. Whyte,          2000   $337,906(3)     $      0        $      0     $      0       600,000     $      0      $57,275(4)
President and Chief         1999          0               0               0            0             0            0            0
Executive Officer           1998          0               0               0            0             0            0            0

Joseph J. Francesconi,      2000    462,110(6)            0               0            0        25,000            0       40,000(7)
President and Chief         1999    400,202               0               0            0       100,000      251,250            0
Executive Officer (5)       1998    401,999         220,000               0            0        75,000       63,750            0

Raymond E. Peverell,        2000    234,808(8)      103,243(8)            0            0        40,000       89,375(8)    10,703(8)
Senior Vice President,      1999    225,000               0               0            0        20,000       36,875            0
International (5)           1998    225,865          65,000               0            0        35,000       28,750            0

Hans Kramer,                2000    179,104          50,000(9)            0            0        72,750            0            0
Vice President and          1999    148,953          21,525               0            0             0            0            0
General Manager,            1998    169,220          41,000               0            0             0            0            0
Broadband

Craig W. Forbes,            2000    159,821          30,000(10)           0            0        67,500            0            0
Vice President Marketing    1999    131,761          14,000               0            0             0            0            0
And General Manager,        1998    131,548          20,930               0            0             0            0            0
Narrowband

John C. Batty,              2000     73,558         116,250(11)           0            0       150,000            0            0
Senior Vice President and   1999          0               0               0            0             0            0            0
Chief Financial officer     1998          0               0               0            0             0            0            0

G. Michael Schumacher,      2000    259,615(12)           0               0            0        30,000      114,375(12)    2,000(12)
Senior Vice President,      1999    225,000          44,375               0            0        25,000            0            0
Product Operations (5)      1998    225,865         135,000               0            0        35,000       27,500            0

Roger A. Barney,            2000    242,564(13)           0               0            0        50,000      106,750(13)    2,000(13)
Senior Vice President,      1999    180,212          30,250               0            0        25,000            0            0
Corporate Services and      1998    171,123          90,000               0            0        20,000       19,000            0
Assistant Secretary (5)

----------

(1)   Salary includes amounts deferred pursuant to net.com's 401(k) Plan.
(2) Shares awarded to and purchased by individuals under the 1988 Restricted Stock Award Plan may not be sold until they vest. All of the shares of restricted stock held as of March 31, 2000 were awarded in Fiscal Year 1996 (other than for an award of 5,000 shares in Fiscal Year 1995 to Mr. Schumacher, which are 100% vested) and vest 25% on each anniversary of the award date over four years. As of March 31, 2000, the number of shares and value of restricted stock held is as follows: Mr. Francesconi held 20,000 shares valued at $465,000; Mr. Peverell held 6,000 shares valued at $139,500; and Mr. Barney held 5,000 shares valued at $116,250.
(3)   Salary includes $983 of extra CHOICES dollars.
(4)   This amount was paid to Mr. Whyte for relocation assistance.
(5)   These individuals are no longer employed by net.com.
(6) Salary includes $61,539 of unused vacation and $571 of extra CHOICES dollars.
(7)   This amount was included as part of Mr. Francesconi's severance.
(8) Mr. Peverell resigned from net.com effective April 1, 2000. Under the terms of his employment termination agreement, Mr. Peverell receives his salary at the time of his termination for a period of up to one year from his termination date. He also received additional payments reflected in the Summary Compensation Table, as follows: Salary includes $25,583 of unused vacation; Bonus consists of commissions earned during net.com's last fiscal year; LTIP Payout consists of amounts accrued prior to Fiscal Year 2000 and paid out upon severance as part of Mr. Peverell's employment termination agreement; and All Other Compensation consists of payment for medical and dental insurance.
(9)   Bonus consists of special retention bonuses.
(10)  Bonus consists of a special retention bonus.
(11) Bonus consists of $101,250 guaranteed bonus for Fiscal Year 2000 and $15,000 special retention bonus.

(12) Mr. Schumacher resigned from net.com effective July 30, 1999. Under the terms of his employment termination agreement, Mr. Schumacher receives his salary at the time of his termination for a period of up to one year from his termination date. He also received additional payments reflected in the Summary Compensation Table, as follows: Salary includes $34,615 of unused vacation; LTIP Payout consists of amounts accrued prior to Fiscal Year 2000 and paid out upon severance as part of Mr. Schumacher's employment termination agreement; and All Other Compensation consists of payment for tax planning. Mr. Schumacher also receives continuation of medical, dental, life and disability insurance during the period of salary continuance.
(13) Mr. Barney resigned from net.com effective July 30, 1999. Under the terms of his employment termination agreement, Mr. Barney receives his salary at the time of his termination for a period of up to one year from his termination date. He also received additional payments reflected in the Summary Compensation Table, as follows: Salary includes $32,308 of unused vacation and $256 of extra CHOICES dollars; LTIP Payout consists of amounts accrued prior to Fiscal Year 2000 and paid out upon severance as part of Mr. Barney's employment termination agreement; and All Other Compensation consists of payment for tax planning. Mr. Barney also receives continuation of medical, dental, life and disability insurance during the period of salary continuance and immediate vesting on his employment termination date of all non-qualified stock options and all shares of restricted stock.

                     STOCK OPTION GRANTS IN LAST FISCAL YEAR

      The following table shows all grants of options to the Named Executive Officers in Fiscal Year 2000 under the 1993 Option Plan. Pursuant to SEC rules, the table also shows the value of options granted at the end of the option terms (ten years) if the stock price were to appreciate annually by 5% and 10%, respectively. There is no assurance that the stock price will appreciate at the rates shown in the table. The table also indicates that if the stock price does not appreciate, there will be no increase in the potential realizable value of the options granted.

                                                     Individual Grants                           Potential Realizable
                                  --------------------------------------------------------         Value at Assumed
                                  Number of      Percent of                                      Annual Rates of Stock
                                  Securities    Total Options                                   Price Appreciation for
                                  Underlying      Granted to     Exercise or                         Option Term ($)
                                   Options       Employees in    Base Price     Expiration    ---------------------------
       Name                        Granted        Fiscal Year     ($/Share)         Date          5%               10%
       ----                       ----------    -------------    -----------    ----------    ----------       ----------
Hubert A.J. Whyte                  350,000          10.0100%      $ 9.4375       06-01-09     $2,077,318       $5,264,331
                                   250,000           7.1500         8.8125       08-10-09      1,385,533        3,511,214
Joseph J. Francesconi               25,000           0.7100         7.5000       04-19-09        117,918          298,827
Raymond E. Peverell                 30,000           0.8600         7.5000       04-19-09        141,501          358,592
                                    10,000           0.2900         8.8125       08-10-09         55,421          140,449
Hans Kramer                          4,350           0.1200         7.5000       04-19-09         20,518           51,996
                                    13,400           0.3800        10.0625       06-24-09         84,799          214,896
                                    10,000           0.2900         8.8125       08-10-09         55,421          140,449
                                    15,000           0.4300         9.8750       10-18-09         93,155          236,073
                                    30,000           0.8600        10.1875       03-29-10        192,206          487,088
Craig W. Forbes                      2,500           0.0700         7.5000       04-19-09         11,792           29,883
                                    25,000           0.7100         8.8125       08-10-09        138,553          351,121
                                    40,000           1.1400        10.1875       03-29-10        256,275          649,450
John C. Batty                      150,000           4.2900         9.9375       01-14-10        937,446        2,375,672
G. Michael Schumacher               30,000           0.8600         7.5000       04-19-09        141,501          358,592
Roger A. Barney                     50,000           1.4300         7.5000       04-19-09        235,835          597,653

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

      The following table sets forth information concerning the exercise of options during Fiscal Year 2000 and unexercised options held as of the end of such year by the Named Executive Officers.

                                   Number of Securities              Value Of Unexercised
                                  Underlying Unexercised                 In-The-Money
                                   Options at FY-End (#)            Options at FY-End ($)
                                ---------------------------     ----------------------------

      Name                      Exercisable   Unexercisable     Exercisable    Unexercisable
      ----                      -----------   -------------     -----------    -------------
Hubert A.J. Whyte                         0         600,000        $      0         $493,750
Joseph J. Francesconi               545,000               0         568,750                0
Raymond E. Peverell                 108,019          66,981          16,125           86,875
Hans Kramer                          22,504          79,846          13,250           24,625
Craig W. Forbes                       7,025          74,249           2,338           35,938
John C. Batty                             0         150,000               0            9,375
G. Michael Schumacher               104,269          61,981               0           75,000
Roger A. Barney                     161,487               0         150,711                0

                          COMPENSATION COMMITTEE REPORT

Introduction

      net.com's compensation programs are administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee approves all compensation, including stock options, for the CEO and other executive officers, administers all net.com stock option plans, and approves all variable, incentive or other such compensation programs. The Committee is composed entirely of outside Directors who have never served as executive officers of net.com.

Compensation Philosophy And Objectives

      The Committee operates under a compensation philosophy designed to attract and retain qualified executive officers and other key employees critical to net.com's success. Part of the Committee's philosophy is to reward performance. The Committee also considers the competitive environment for executive and other employees. Incentive and other compensation programs for all employees are performance-based with a focus on both individual and company performance. For executive officers, compensation amounts are weighted heavily on company rather than individual performance and require net.com to achieve designated financial targets.

      With this philosophy as a guide, net.com's executive compensation programs are designed to meet the following objectives:

      1. Compensation should aid in attracting and retaining executive officers with competitive total compensation packages that take into account compensation practices of competitive companies.

      2. Compensation should align the financial interests of executive officers with those of shareholders by providing equity-based, long-term incentives.

      3. Compensation should reflect corporate wide performance. Executive officers should have a substantial portion of their variable compensation be dependent upon company financial performance and meeting other key objectives for the success of net.com.

      4. Compensation should reflect individual performance. Those executive officers who meet identified goals and objectives and perform at a higher level will be rewarded accordingly. Executives who fail to meet identified goals and objectives will have that fact reflected in their compensation.

Compensation Factors

      There are three components to net.com's executive officer compensation: 1) base salary; 2) incentive compensation; and 3) long-term equity-based incentives.

      In setting the compensation levels of the Chief Executive Officer, the Committee works with net.com's Human Resources Department which retains outside consultants to provide them with compensation surveys and other competitive data. Competitive data focuses on net.com's direct competitors as well as networking companies generally in the Silicon Valley where net.com is headquartered. In setting the compensation for other executive officers, the CEO makes recommendations to the Committee supported by competitive and other information provided by the Human Resources Department. The Committee makes all final decisions regarding executive compensation and acts in its sole discretion.

      1. Base Salary. Base salary is established primarily by reference to competitive salaries for comparable positions at companies within the networking industry located in Silicon Valley. The base salary for executive officers is targeted at the sixtieth (60th) percentile based upon competitive compensation practices. The Committee believes that net.com's most direct competitors for executive talent are not necessarily the companies that net.com uses in a comparison for stockholder returns. As a result, the compensation comparison group is not the same as the industry group index in the Stock Performance Graph on page 12 of this Proxy Statement.

      2. Incentive Compensation. net.com's executive officers along with all employees are eligible to participate in the Incentive Compensation program. Awards to executive officers under this program are based primarily on achievement of corporate financial performance objectives. If the financial performance objectives are met, then individual performance is also considered. Individual performance is measured against objectives established early in the fiscal year. These objectives are reviewed periodically throughout the fiscal year and may be modified or new objectives added if the CEO or the Committee determines that changes are in the best interest for achieving overall company objectives. In Fiscal Year 2000, the Committee measured net.com's performance and found that objectives for operating income and revenue were not met. As a result of not meeting required objectives, no incentive compensation was paid out to executive officers for Fiscal Year 2000.

      3. Long-term variable compensation. As originally designed, net.com's Long Term Variable Compensation Plan ("LTVC") was intended to promote retention of executive officers and focus them on objectives that span more than one year. Under the LTVC, executive officers were eligible for annual awards of up to one-half of the amount provided under the Incentive Compensation Plan described above, or an amount determined at the discretion of the Committee. So long as the executive officer remained an employee, the officer would be paid LTVC in four equal annual installments beginning the year after the award. Because no Incentive compensation was awarded for Fiscal Year 2000, no Long-Term Variable Compensation was awarded.

      At the April 18, 2000 Compensation Committee meeting, the Committee approved new compensation programs for executive officers and all employees based upon analysis of competitive and other factors. Executive compensation will now be made up of base salary, incentive compensation and stock options. The Long Term Variable Compensation Plan was viewed as ineffective in achieving its objectives and is no longer in effect.

      Equity Incentives. net.com's 1993 Stock Option Plan provides executive officers with incentives to maximize stockholder value and manage net.com from the viewpoint of our shareholders by awarding an equity stake in the company. Awards under these Plans can take the form of stock options, restricted stock or stock appreciation rights. No restricted stock or stock appreciation rights awards were made in Fiscal Year 2000.

      The Committee has established general guidelines for making option grants to executive officers based upon the executive's position within net.com and the executive's existing holdings of vested and unvested options. The Committee does not strictly adhere to these guidelines, however, and may vary the size of the option grant made to an Executive Officer as circumstances warrant.

      During Fiscal Year 2000, the Committee granted options to all Messrs. Batty, Kramer, Forbes and Peverell. All options were granted with an exercise price equal to the market value on the grant date. The option grants will be of no value until: 1) the option vests; and 2) the market price for net.com Common Stock exceeds the market price on the grant date. Options vest in periodic installments over a 4-year period contingent upon the executive officer's continued employment with net.com. The vesting period facilitates retention and the grant price aligns that portion of the executive's compensation with the return realized by stockholders. All of net.com's executive officers hold stock options.

CEO Compensation

      Hubert A.J. Whyte became President, Chief Executive Officer and a Director of net.com on June 1, 1999. In addition to his base salary, Mr. Whyte had been guaranteed variable compensation for Fiscal Year 2000 of $167,000. Because net.com failed to meet its corporate performance objectives for Fiscal Year 2000, Mr. Whyte recommended and the Committee agreed that Mr. Whyte would be paid $55,000 of the total guaranteed variable compensation with the remaining $112,000 to be paid at the end of Fiscal Year 2001 if net.com meets its financial objectives. The payment of the $112,000 would be in addition to any other incentive compensation awarded Mr. Whyte. In line with all other executive officers, Mr. Whyte received no award of Incentive Compensation or Long Term Variable Compensation in Fiscal Year 2000. Mr. Whyte was granted 600,000 share options upon joining net.com. 250,000 of those shares were subject to shareholder approval which was given at the August 10, 1999 Annual Stockholders meeting. He received no additional stock option grants during Fiscal Year 2000. Vesting for the share options is over a 4-year period with 25% of the options granted vesting one year after grant date and the remaining 75% vesting prorata monthly.

      Mr. Whyte received relocation assistance for his move to the Bay Area. As part of that assistance, net.com purchased Mr. Whyte's former residence. Due to market fluctuations, net.com was unable to sell his former residence for the purchase price. The difference between what was paid by net.com to Mr. Whyte for the purchase of his residence and what the residence was later sold for became income to Mr. Whyte.

      Joseph J. Francesconi was President, Chief Executive Officer and a Director of net.com until June 1, 1999. Until that time, Mr. Francesconi received his annual salary. Under the terms of Mr. Francesconi's employment termination agreement, Mr. Francesconi receives his salary at the time of his termination for a period of up to three years from his termination date. He also received additional payments reflected in the Summary Compensation Table along with continuation of medical, dental, life and disability insurance during the period of salary continuance and immediate vesting on his employment termination date of all non-qualified stock options and all shares of restricted stock.

Compliance with Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code (the "Code") limits net.com to a deduction for federal income tax purposes of no more than $1 million of compensation paid to Executive Officers named in the Summary Compensation Table in a taxable year. Compensation above $1 million may be deducted if it is "performance based" within the meaning of the Code.

      The Committee believes that stock options granted to net.com's Executive Officers with an exercise price equal to or greater than the fair market value of net.com's Common Stock on the date of grant will qualify for the performance-based compensation to the deduction limit. The Committee does not expect that cash compensation to any Named Executive Officer, together with other compensation paid to such Executive Officer in Fiscal Year 2000 that is not exempt from the limitations of Section 162(m), will exceed $1 million.

      We conclude our report with the acknowledgment that no member of the Committee is a former or current Executive Officer or employee of net.com or any of its subsidiaries.

                                       Compensation Committee Members


                                       Dixon R. Doll, Chairman
                                       James K. Dutton
                                       George M. Scalise

Stock Performance Graph

      The graph depicted below shows net.com's stock price as an index assuming $100 invested over the five year period beginning on March 31, 1995, along with the composite prices of companies listed in the S&P 500 Index and H&Q Technology Index.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
                            net.com, S&P 500 INDEX &
                              H&Q TECHNOLOGY INDEX

  [The following table was depicted as a line chart in the printed material.]

                                Mar-95  Mar-96  Mar-97  Mar-98  Mar-99  Mar-00
--------------------------------------------------------------------------------
net.com                          $100    $120    $ 53    $ 64    $ 35    $ 39
S & P 500                        $100    $132    $158    $234    $278    $327
H & Q TECHNOLOGY INDEX           $100    $136    $158    $234    $330    $676
--------------------------------------------------------------------------------

The graph assumes that $100 is invested on March 31, 1995 in net.com stock, the S&P 500 Index, and the H&Q Technology Industry Index and that all dividends are reinvested. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

Employment Contracts

      Each of net.com's executive officers, including Mr. Whyte, has an agreement ("Change of Control Vesting Agreement") with net.com that provides for immediate vesting of all the executive officer's outstanding stock options in the event of the executive officer's termination within one year from a Corporate Transaction or Change of Control as those terms are defined in net.com's 1993 Stock Option Plan. No other compensation is provided for under the terms of these agreements upon a Corporate Transaction or a Change of Control. For Mr. Whyte, this Change of Control Vesting Agreement supercedes an agreement previously signed wherein upon a Change of Control, Corporate Transaction, or other involuntary termination for reasons other than cause, Mr. Whyte would have received for two years after his termination, base salary continuance, variable compensation paid at the mid point of the range, medical, dental, life and disability insurance, and continued vesting of stock options and restricted stock during salary continuance.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Under the securities laws of the United States, net.com's Directors, executive officers and any persons holding more than 10% of net.com's Common Stock are required to report initial ownership of the Common Stock and any subsequent changes in ownership to the SEC. Specific due dates have been established by the SEC and net.com is required to disclose in this Proxy Statement any failure to file by these dates. Based upon (i) the copies of
Section 16(a) reports which net.com received from such persons for their Fiscal Year 2000 transactions, and (ii) the written representations received from one or more of such persons, net.com has concluded that none of net.com's Directors or Executive Officers failed to file timely Forms 4 or Forms 5 regarding changes in ownership.

--------------------------------------------------------------------------------

                                 OTHER BUSINESS

--------------------------------------------------------------------------------

      The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying Proxy Card to vote the shares represented thereby on such matters in accordance with their best judgment.

--------------------------------------------------------------------------------

                              STOCKHOLDER PROPOSALS

--------------------------------------------------------------------------------

      Proposals of stockholders that are intended to be presented at net.com's Annual Meeting of Stockholders to be held in 2001 must be received by net.com no later than March 15, 2001 in order to be included, if appropriate, in the Proxy Statement and Proxy relating to that Meeting.

      In addition, pursuant to net.com's Bylaws, in order for any stockholder to propose any business (including nominations for Director) at an Annual Meeting, such stockholder is required to provide net.com with advance written notice at least 60 days prior to such meeting (no later than June 15, 2001 with respect to the Annual Meeting to be held August 14, 2001). The notice must contain certain information regarding such stockholder (and any nominee for Director), any arrangements between the stockholder and the nominee, and any other information regarding such nominee or each matter of business proposed by the stockholder that would be required to be disclosed in a Proxy Statement filed with the SEC for solicitations of Proxies to approve such proposed business.

      Any such proposals or notices should be directed to the attention of the Corporate Secretary, net.com, 6530 Paseo Padre Parkway in Fremont, California 94555.

                                       By order of the Board of Directors,


                                       /s/ HUBERT A.J. WHYTE

                                       HUBERT A.J. WHYTE
July 10, 2000                          President and Chief Executive Officer

                                      PROXY
                      NETWORK EQUIPMENT TECHNOLOGIES, INC.
                   6530 Paseo Padre Parkway, Fremont, CA 94555

         This Proxy is Solicited on Behalf of the Board of Directors of
                      Network Equipment Technologies, Inc.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement and appoints John C. Batty and David N. Wagenseller, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Network Equipment Technologies, Inc. (the "Company") held of record by the undersigned on June 9, 2000, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held on Tuesday, August 8, 2000, at 10:00 a.m. local time at the principal offices of the Company, 6530 Paseo Padre Parkway, Fremont, California, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

This Proxy, when properly executed, will be voted in the manner directed herein. This Proxy will be voted FOR the proposals if no specification is made.

1. To elect Walter J. Gill and Hubert A. J. Whyte as Class I Directors to serve for the term specified in the accompanying Proxy Statement and until their successors are elected and qualified.

                                     FOR                        WITHHELD

      Walter J. Gill          ____________________        _____________________
      Hubert A. J. Whyte      ____________________        _____________________

2. To ratify the appointment of Deloitte & Touche LLP to serve as the Company's independent accountants for the fiscal year ending March 31, 2001.

             |_| FOR            |_| AGAINST             |_| ABSTAIN

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title, as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

                                         Dated:_________________________, 2000


___________________________________            Please mark, sign, date and
Signature                                      return the proxy card promptly
                                               using the enclosed envelope
___________________________________
Signature if held jointly